EXHIBIT 12
                          CILCORP INC. AND SUBSIDIARIES
               Computation of Ratio of Earnings to Combined Fixed
                      Charges and Preferred Stock Dividends

                                                                  Oct. 19       Jan. 1
                                                                    to            to
                                                                  Dec. 31,      Oct. 18,
                                         2001         2000         1999          1999          1998         1997
                                                               (In thousands)
Earnings, as Defined:
  Net Income from
    Continuing
    Operations                         $ 28,345     $ 11,385      $  (532)      $    687     $ 38,218      $ 43,709
  Income Taxes                           24,100       10,380         (951)         1,113       19,699        22,349
  Interest                               69,784       71,752       14,339         22,629       29,257        27,049
  COLI Interest Expense                   4,926        4,300          850          3,181        3,624         3,491
  Interest Portion of
    Rentals                                 979        1,603          116          1,808        1,903         1,877
  Preferred Dividends                     2,159        2,977          558          2,650        3,194         3,216
                                       --------     --------      -------       --------     --------      --------
      Total Earnings,
        As Defined                     $130,293     $102,397      $14,380       $ 32,068     $ 95,895      $101,691
                                       ========     ========      =======       ========     ========      ========
Fixed Charges, as
  Defined:
  Interest Expense                     $ 69,784     $ 71,752      $14,339       $ 22,629     $ 29,257      $ 27,049
  Interest Expense
    on COLI                               4,926        4,300          850          3,181        3,624         3,491
  Interest Portion of
    Rentals                                 979        1,603          116          1,808        1,903         1,877
  Tax Effected
    Preferred
    Dividends                             3,579        4,935          925          4,393        5,294         5,331
                                       --------     --------      -------       --------     --------      --------
      Total Fixed
        Charges, as
        Defined                        $ 79,268     $ 82,590      $16,230       $ 32,011     $ 40,078      $ 37,748
                                       ========     ========      =======       ========     ========      ========
Ratio of Earnings to
  Fixed Charges                             1.6          1.2          0.9            1.0          2.4           2.7
                                       ========     ========      =======       ========     ========      ========


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EXHIBIT 12
                         CENTRAL ILLINOIS LIGHT COMPANY
                        Computation of Ratio of Earnings
                                to Fixed Charges

Twelve Months Ended                      2001         2000          1999          1998         1997
                                                                (In thousands)
Earnings, as Defined:
  Net Income                           $ 14,840     $ 47,777      $ 19,249      $ 44,235     $ 53,467
  Income Taxes                            7,922       26,227         8,376        22,472       20,633
  Fixed Charges, as Below                29,282       29,443        29,224        28,187       29,434
                                       --------     --------      --------      --------     --------
    Total Earnings, as
      Defined                          $ 52,044     $103,447      $ 56,849      $ 94,894     $103,534
                                       ========     ========      ========      ========     ========
Fixed Charges, as Defined:
  Interest on COLI                     $  4,926     $  4,300      $  4,031      $  3,624     $  3,491
  Interest on Short-term
    Debt                                  3,221        4,159         2,015           962          281
  Interest on Long-term
    Debt                                 17,678       17,516        19,234        19,498       20,024
  Amortization of Debt
    Discount & Expense,
    Premium and Reacquired
    Loss                                    414          423           668           535        2,218
  Miscellaneous Interest
    Expense                               2,186        1,565         1,467         1,780        1,658
  Interest Portion of
    Rentals                                 857        1,480         1,809         1,788        1,762
                                       --------     --------      --------      --------     --------
    Total Fixed Charges,
      as Defined                       $ 29,282     $ 29,443      $ 29,224      $ 28,187     $ 29,434
                                       ========     ========      ========      ========     ========
Ratio of Earnings to
  Fixed Charges                             1.8          3.5           1.9           3.4          3.5
                                       ========     ========      ========      ========     ========